================================================================================




                            ASSET PURCHASE AGREEMENT

                                 BY AND BETWEEN

                                M.H. RHODES, INC.

                                       AND

                        CAPEWELL COMPONENTS COMPANY, LLC

                          Closing Date December 1, 2000




================================================================================

                                TABLE OF CONTENTS

                                                                            PAGE

1 .  DEFINITIONS...............................................................1

2.   SALE OF ASSETS; CLOSING...................................................3
     2.1.   Sale of Assets.....................................................3
     2.2.   Consideration......................................................3
     2.3.   Buyer's Assumption of Liabilities..................................3
     2.4.   Closing............................................................3
     2.5.   Deliveries by Seller at Closing....................................3
     2.6.   Deliveries by Buyer at Closing.....................................4
     2.7.   Allocation of Purchase Price.......................................5

3.   REPRESENTATIONS AND WARRANTIES OF SELLER..................................5
     3.1.   Organization and Power.............................................5
     3.2.   Authorization......................................................5
     3.3.   No Conflict........................................................5
     3.4.   Title to Purchased Assets..........................................6
     3.5.   Condition of Purchased Assets......................................6
     3.6.   Inventories........................................................6
     3.7.   Pre-Bill...........................................................6
     3.8.   Litigation.........................................................6
     3.9.   Compliance: Business Practices.....................................6
     3.10.  Absence of Undisclosed Liabilities.................................6
     3.11.  Absence of Certain Changes.........................................7
     3.12.  Contracts..........................................................7
     3.13.  Intellectual Property..............................................8
     3.14.  Environmental Matters..............................................8
     3.15.  Taxes..............................................................9
     3.16.  Insurance..........................................................9
     3.17.  Powers of Attorney.................................................9
     3.18.  Brokers............................................................9
     3.19.  Statements not Misleading.........................................10
     3.20.  Product Warranties................................................10
     3.21.  Labor Matters.....................................................10

4.   REPRESENTATIONS AND WARRANTIES OF BUYER..................................10
     4.1.   Organization and Power of Buyer...................................10
     4.2.   Authorization.....................................................10
     4.3.   No Conflict.......................................................10
     4.4.   Litigation........................................................11
     4.5.   Brokers...........................................................11

5.   COVENANTS................................................................11
     5.1.   Covenants not to Compete..........................................11
     5.2.   Use of Name M.H. Rhodes, Inc......................................13
     5.3.   Transfer of Goodwill and Business.................................14
     5.4.   Expenses; Transfer Taxes..........................................14
     5.5.   Taxes.............................................................14
     5.6.   Public Announcements..............................................14
     5.7.   Accounts Payable..................................................14

6.   CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS..............................14
     6.1.   Representations and Warranties Accurate...........................14
     6.2.   Opinion of Counsel to Seller......................................15
     6.3.   Litigation Affecting Closing......................................15
     6.4.   Instruments of Sale, Etc..........................................15
     6.5    Consents..........................................................15
     6.6    No Material Adverse Effect........................................15
     6.7.   Deliveries at Closing.............................................15
     6.8.   Due Diligence.....................................................15
     6.9.   Disclosure Schedules..............................................15
     6.10.  Maintenance of Inventory..........................................15
     6.11.  Advance Recording of Sales........................................15
     6.12.  Execution by Owosso...............................................16
     6.13.  Termination of Sales Representative Agreements....................16

7.   CONDITIONS PRECEDENT TO SELLER'S OBLIGATIONS.............................16
     7.1.   Representations and Warranties Accurate...........................16
     7.2.   Litigation Affecting Closing......................................16
     7.3.   Consents..........................................................16
     7.4.   Deliveries at Closing.............................................16
     7.5.   Release of Assumed Liability......................................16

8.   INDEMNIFICATION..........................................................17
     8.1.   Indemnification...................................................17
     8.2.   Procedures for Indemnification....................................17
     8.3.   Limitations on Indemnification....................................18
     8.4.   Survival..........................................................18
     8.5.   Bulk Sales Laws...................................................19
     8.6.   Exclusive Remedy..................................................19

9.   TERMINATION..............................................................19
     9.1.   Termination Events................................................19
     9.2.   Effect of Termination.............................................19

10.  MISCELLANEOUS............................................................20
     10.1.  Notices...........................................................20
     10.2.  Entire Agreement..................................................20
     10.3.  Counterparts......................................................20
     10.4.  Further Assurances................................................20
     10.5.  Parties in Interest; Assignment...................................21
     10.6.  Governing Law.....................................................21
     10.7.  Schedules and Headings............................................21
     10.8.  Amendment.........................................................21
     10.9.  Waiver............................................................21
     10.10. Confidentiality...................................................21

EXHIBITS AND SCHEDULES

Exhibit A       --   Opinion of Counsel to Seller
Exhibit B       --   Assignment and Assumption Agreement
Exhibit C       --   Bill of Sale, Assignment and Conveyance

Schedule 1A     --   Assumed Liabilities
Schedule 1B     --   Excluded Assets
Schedule 1C     --   Purchased Assets
Schedule 2.7    --   Allocation of Purchase Price
Schedule 3.3    --   Consents, Etc.
Schedule 3.4    --   Title to Purchased Assets
Schedule 3.5    --   Condition of Purchased Assets
Schedule 3.8    --   Litigation
Schedule 3.10   --   Liabilities
Schedule 3.11   --   Absence of Certain Changes
Schedule 3.14   --   Environmental Matters
Schedule 3.20   --   Product Warranties
Schedule 5.1    --   Territory

                            ASSET PURCHASE AGREEMENT

         THIS ASSET PURCHASE AGREEMENT (the "Agreement") is executed as of December 1, 2000, by and between M.H. Rhodes, Inc., a Delaware corporation (a subsidiary of Owosso Corporation) ("Seller"), and CAPEWELL COMPONENTS COMPANY, LLC, a Connecticut limited liability company ("Buyer" and together with Seller, the "parties").

                                    RECITALS

         WHEREAS, Buyer wishes to purchase from Seller, and Seller wishes to sell to Buyer, certain of the assets, properties, rights and business of Seller relating to its timer and switch product line (the "Business") upon the terms and conditions of this Agreement. Buyer also wishes to assume from Seller, and Seller wishes to assign to Buyer, certain liabilities of Seller, but only to the extent specifically set forth in Section 2.3 hereof.


                                    AGREEMENT

         NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements hereinafter set forth, and intending to be legally bound, the parties hereto agree as follows:


                                    ARTICLE 1

                                   DEFINITIONS

         For purposes of this Agreement, the following terms shall have the following meanings:

         "Assumed Liabilities" shall mean only the duties, liabilities or obligations of Seller arising after the Closing Date in connection with the items identified on Schedule 1A except as otherwise noted on Schedule 1A, and shall specifically exclude, among other things, (i) any liabilities for employment, income, sales, property or other Taxes incurred or accrued by Seller, including without limitation as a result of this transaction; (ii) any fees or expenses incurred by Seller in connection with this transaction; (iii) any liabilities for sums borrowed from banks or other Persons, including any interest thereon or expenses related thereto; (iv) any debt, payables or other liabilities to Related Persons; (v) except as specifically set forth on Schedule 1A, any liabilities related to any employee benefit plan, including, without limitation, any 401(k), profit sharing or pension plan, whether or not sponsored by Seller; and (vi) any claims or litigation pending against Seller.

         "Closing" shall mean the consummation of the purchase and sale transaction described herein.

         "Closing Date" shall mean the date on which the Closing occurs, as specified in Section 2.4.

         "Environmental Law" shall mean any applicable federal, state or local law, statute, ordinance, rule, regulation, code or common law and any license, permit, authorization or order, judgment, decree or injunction related to pollution, waste, contamination, environmental conditions or the protection of the environment (including, without limitation, the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of any hazardous substances), including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. Section 9601, et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Section 6901, et seq.; the Clean Air Act, as amended, 42 U.S.C. Section 7401, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. Section 1251, et seq.; the Toxic Substances Control Act, as amended, 125 U.S.C. Section 1251, et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. Section 11001, et seq.; and the Safe Drinking Water Act, 42 U.S.C. Section 300f, et seq.

         "Excluded Assets" shall mean those assets of Seller (other than the Purchased Assets) of any kind or nature, including without limitation, those items listed on Schedule 1B hereto.

         "Governmental Entity" shall mean any court, administrative agency, commission, state, municipality or other governmental authority or instrumentality, domestic or foreign, national or international.

         "Known to Seller" or "to Seller's Knowledge" means any matter that was known, or would become known in the exercise of reasonable care and after reasonable inquiry, by Kenneth Bagnell and Frank Darmos, both of whom are employed by Seller.

         "Liens" shall mean, with respect to the Purchased Assets, all liabilities, claims, liens, charges, pledges, security interests, options, restrictions or other encumbrances of any kind.

         "Material Adverse Effect" shall mean a material adverse effect on the results of operations, financial condition or prospects of the Business.

         "Person" shall be construed broadly and shall include an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Entity (or any department, agency or political subdivision thereof).

         "Purchase Price" shall mean the aggregate amount to be paid by Buyer to Seller for the Purchased Assets.

         "Purchased Assets" shall mean all of the assets of any kind or nature used in the Business and identified on Schedule 1C, but excluding the Excluded Assets.

         "Reference Date" shall mean the date hereof.

         "Related Person" shall mean any officer, director, employee or consultant of Seller or any holder of five percent (5%) or more of any class of capital stock of Seller or any member of the immediate family of any such officer, director, employee, consultant or any Person controlled by any such officer, director, employee, consultant or a member of the immediate family of any such officer, director, employee or consultant.

         "Taxes" (or "Tax" where the context requires) shall mean all federal, state, county, city, local, foreign and other taxes (including, without limitation, premium, excise, value added, sales, use, occupancy, gross receipts, franchise, ad valorem, severance, capital levy, production, transfer, withholding, employment, unemployment compensation, payroll-related and property taxes, import duties and other governmental charges and assessments), whether or not measured in whole or in part by net income, including deficiencies, interest, additions to tax or interest or penalties with respect thereto.


                                    ARTICLE 2

                             SALE OF ASSETS; CLOSING

         Section 2.1. Sale of Assets. At the Closing, Seller shall sell, assign, transfer, convey and deliver to Buyer, free and clear of all Liens, good and marketable title to all of the Purchased Assets.

         Section 2.2. Consideration. In addition to the assumption by Buyer of the Assumed Liabilities, the Purchase Price shall be Two Million Dollars ($2,000,000). Buyer shall pay the Purchase Price by delivery of $2,000,000 in cash by wire transfer of immediately available funds at Closing to Seller.

         Section 2.3. Buyer's Assumption of Liabilities. On the terms and subject to the conditions set forth in this Agreement, and in further consideration of the transfer of the Purchased Assets, at the Closing Buyer shall assume only those duties, liabilities or obligations of Seller included in the Assumed Liabilities.

         Section 2.4. Closing. The Closing shall take place (both in person and via facsimile, telephone, mail and other mutually acceptable means of communication and delivery) at the offices of Buyer's counsel, Shipman & Goodwin LLP, in Hartford, Connecticut on December 1, 2000 or at such other time and location as the parties hereto shall agree in writing.

         Section 2.5. Deliveries by Seller at Closing. At the Closing, Seller shall deliver to Buyer:

         (a) A certificate of Seller, dated as of the Closing Date, certifying in such detail as Buyer may specify to the fulfillment of the conditions specified in Section 6.1;

         (b) An opinion of Seller's counsel, dated the Closing Date, to the effect and substantially in the form of Exhibit A to this Agreement;

         (c) Evidence of authorization to change Seller's name and documents sufficient to effectuate such change and to convey all rights in Seller's name to Buyer;

         (d) Bill of Sale in the form of Exhibit C, and such assignments and other instruments of transfer as may be reasonably satisfactory to Buyer's counsel, and with such consents to the conveyance, transfer and assignment thereof as may be necessary to effect the conveyance, transfer, assignment and delivery of the Purchased Assets and to vest in Buyer good and marketable title thereto and to assure to Buyer the full benefit of the Purchased Assets, including without limitation:

              (i) the transfer of all registered Intellectual Property rights of the Business (as the term Intellectual Property is defined in Section
         3.13 hereof) and applications therefor;

              (ii) consent from Yosemite Investment, Inc. to the assignment by Seller for the license to use U.S. Patent No. 4,697,932 to make, use and sell Seller's Marktime Electronic Signaltron Model EB timer/beepers contained in that certain Settlement Agreement dated October 31, 1994 by and between Seller and Yosemite Investment, Inc.; and

         (e) A commitment to release any security interest, Lien or other encumbrance on any Purchased Assets from any third party, including (i) Bank One; (ii) PNC Bank; and (iii) the Connecticut Department of Economic and Community Development;

         (f) Good standing certificate of recent date for Seller from the Secretary of State of the State of Delaware and a certificate of existence from the Secretary of the State of Connecticut; and

         (g) A certificate of the Secretary of Seller, dated as of the Closing Date, enclosing copies of Seller's existing Certificate of Incorporation, Bylaws and the resolutions of Seller's Board of Directors authorizing the transactions completed hereby.

         Simultaneously with the deliveries referred to in this Section, Seller shall take or cause to be taken all such actions as may reasonably be required to put Buyer in actual possession and operating control of the Purchased Assets.

         Section 2.6. Deliveries by Buyer at Closing. At the Closing, Buyer shall deliver to Seller:

         (a) Assignment and Assumption Agreement in the form attached hereto as Exhibit B, fully executed by Buyer, pursuant to which Buyer assumes, as of the Closing Date, the future payment and performance of the Assumed Liabilities;

         (b) A certificate of Buyer, dated the Closing Date, certifying in such detail as Seller may specify to the fulfillment of the conditions specified in
Section 7.1;

         (c) A certificate of existence of recent date for Buyer from the Secretary of the State of Connecticut;

         (d) In accordance with Section 2.2 of this Agreement, an amount equal to the Purchase Price;

         (e) A certificate of the President of Buyer, dated as of the Closing Date, enclosing copies of Buyer's existing Articles of Organization and the resolutions of Buyer's Board of Managers authorizing the transactions completed hereby; and

         (f) Such other documents and instruments as are reasonably necessary to be delivered to Seller by Buyer in order to effect the transaction contemplated by this Agreement in accordance with the terms and conditions hereof.

         Section 2.7. Allocation of Purchase Price. The Purchase Price as determined for federal income tax purposes shall be allocated among the Purchased Assets and Seller's covenant not to compete as set forth on Schedule
2.7 to be prepared jointly by Buyer and Seller and attached to this Agreement. Each party agrees that it shall not take any position that varies from or is inconsistent with such allocation in any filing made by such party with the Internal Revenue Service ("IRS") or any other governmental or regulatory authority, except to the extent an adjustment to the allocation is required by the IRS subsequent to an IRS audit. The allocation shall be prepared in a manner consistent with Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code"), and the income tax regulations promulgated thereunder. Buyer and Seller shall timely file IRS Form 8594 based on the allocation of the Purchase Price provided under this Section 2.7.


                                    ARTICLE 3

                    REPRESENTATIONS AND WARRANTIES OF SELLER

         Seller hereby represents and warrants to Buyer as follows:

         Section 3.1. Organization and Power. Seller is a corporation duly organized and validly existing under the laws of the State of Delaware. Seller has full power and authority to own its properties and conduct the business presently being conducted by it. Seller has full legal power, authority and capacity to execute this Agreement and to consummate the transactions contemplated by this Agreement.

         Section 3.2. Authorization. The execution, delivery and performance of this Agreement by Seller have been duly authorized and approved by all requisite action on the part of its Board of Directors. This Agreement constitutes the valid and binding obligation of Seller and is enforceable against Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, and other similar laws relating to or limiting creditors' rights generally and by equitable principles.

         Section 3.3. No Conflict. Except as set forth on Schedule 3.3, the execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and the compliance with the terms hereof will not, (a) violate any law, judgment, order, decree, statute, ordinance, rule or regulation applicable to Seller, or any permit, license or approval of any Governmental Entity, the violation of which would have a Material Adverse Effect, (b) conflict with any provision of Seller's certificate of incorporation or by-laws, (c) result in any violation of, and will not conflict with, or result in a breach of any terms of, or constitute a default under, any mortgage, instrument or agreement to which Seller is a party or by which Seller or any of the Purchased Assets is bound, or create any Lien upon any of the Purchased Assets, or (d) require any notice to, or consent, approval, order or authorization of, or the registration, declaration or filing with, any Governmental Entity or other third party.

         Section 3.4. Title to Purchased Assets. Except as stated on Schedule 3.4, Seller has good, valid and marketable title to the Purchased Assets, free and clear of all Liens. No other party has any rights or claims to possession of any of the Purchased Assets. Except as set forth on Schedule 3.4, none of the Purchased Assets are subject to any option, contract, arrangement or understanding that would restrict Seller's ability to transfer the Purchased Assets to Buyer as contemplated herein.

         Section 3.5. Condition of Purchased Assets. Except as stated on
Schedule 3.5, the Purchased Assets currently used in the Business are in good operating condition, ordinary wear and tear excepted, and in the state of maintenance and repair appropriate for the use thereof in the ordinary and usual course of business by Seller. Schedule 3.5 also lists those Purchased Assets not currently used in the Business and no representation or warranty as to the operating condition or state of maintenance or repair is given with respect to such assets.

         Section 3.6. Inventories. Seller has good and marketable title to the inventories included in the Purchased Assets free and clear of all Liens. The inventories included in the Purchased Assets consist of items of a quality and quantity that are saleable or useable in the ordinary course of the Business consistent with past practice.

         Section 3.7. Pre-Bill. Seller has not pre-billed or received prepayment for products to be sold, services to be rendered, or expenses to be incurred with respect to the Business subsequent to the Closing Date.

         Section 3.8. Litigation. Except as set forth on Schedule 3.8, there is no suit, action or proceeding pending against or affecting Seller or the employees of Seller relating to the Business, the Purchased Assets, or the transactions contemplated hereby, nor to Seller's Knowledge is there any such suit, action or proceeding threatened against Seller, or any of the employees of Seller. Seller is not subject to any order of a Governmental Entity which could reasonably be expected to adversely affect the ability of Seller to consummate the transactions contemplated hereby and the Business is not subject to any order of any Governmental Entity.

         Section 3.9. Compliance: Business Practices. Seller has all necessary licenses, permits and other approvals of Governmental Entities necessary to operate the Business as now conducted, each of which is in good standing, and Seller has conducted the Business and properly filed all necessary reports in accordance with applicable laws and regulations, other than in any case with respect to the foregoing, the failure of which would not individually or in the aggregate, have a Material Adverse Effect.

         Section 3.10. Absence of Undisclosed Liabilities. Except as set forth on Schedule 3.10, the Business does not have any material liabilities or obligations, either accrued, contingent or otherwise, which are not reflected in this Agreement or the Schedules hereto, except as have been incurred in the ordinary course of business.

         Section 3.11. Absence of Certain Changes. Except as set forth on
Schedule 3.11, since the Reference Date, neither the Business (nor the Seller with respect to the Business) has or will have as of the Closing:

         (a) suffered any change in the Purchased Assets or the Business that, either individually or in the aggregate, has had a Material Adverse Effect;

         (b) suffered any damage, destruction or loss, whether or not covered by insurance, which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or materially adversely affect the Purchased Assets;

         (c) declared or made or agreed to declare or make any distributions of any of the Purchased Assets to any stockholder;

         (d) pledged, hypothecated or otherwise encumbered any of the Purchased Assets;

         (e) sold or transferred any of the Purchased Assets except in the ordinary course of business consistent with past practices;

         (f) suffered any material adverse change in its relationships with customers or its Contracts (as defined in Section 3.12);

         (g) entered or agreed to enter into any agreement or arrangement granting any preferential rights to purchase any of the Purchased Assets except in the ordinary course of business consistent with past practices;

         (h) placed any orders for materials, merchandise or supplies in exceptional or unusual quantities based upon past operating practices or accepted orders from customers under conditions relating to price, terms of payment, time of delivery, or like matters materially different from the conditions regularly and usually specified on acceptance of orders for similar merchandise from customers similarly situated except in the ordinary course of business consistent with past practices; or

         (i) entered into any other transaction other than in the ordinary course of business consistent with past practices, or been involved in any event or experienced any condition of any character, that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or materially adversely affect the Purchased Assets.

         Section 3.12. Contracts. The contracts portion of Schedule 1C lists all of the material contracts, leases, arrangements and understandings (written or oral) including, without limitation, sales orders, purchase orders and distribution agreements, which relate to the Business as it is conducted by Seller (the "Contracts"). All Contracts have been entered into in the ordinary course of business, and they are all part of the Purchased Assets. Seller has complied, and all other parties to the Contracts have complied, with the provisions of the Contracts in all material respects. Neither Seller nor, to Seller's Knowledge, the other Persons who are a party to such Contracts, arrangements and understandings are in default thereof and all Contracts are valid and in effect. Seller has not received notice of default under any Contract, and to Seller's Knowledge, no event has occurred or is expected to occur which (after notice and lapse of time or both) would become a breach or default under, or otherwise permit unilateral modification, cancellation, acceleration or termination of any such Contract. No customer, supplier or vendor of the Business has given any notice to Seller or, to Seller's Knowledge, made any threat or otherwise revealed an intent to cancel or otherwise terminate its relationship with Seller, to materially and adversely change its relationship with Seller, to substantially reduce the volume of business it currently does with Seller or to refuse to renew any Contract when it expires.

         Section 3.13. Intellectual Property. (a) The intellectual property portion of Schedule 1C (the "Intellectual Property Schedule") attached hereto contains a description of all U.S. and foreign patents, pending patent applications, trademarks, trademark registrations, pending applications for trademark registration, service marks, service mark registrations, pending applications for service mark registration, trade names, registered copyrights, pending copyright applications and any other intellectual property rights or licenses (collectively, the "Intellectual Property") owned or licensed by Seller for use in the Business. The Intellectual Property Schedule separately discloses all Intellectual Property under license, all of which licenses are assignable to Buyer except as noted on the Intellectual Property Schedule. No Intellectual Property rights not described on the Intellectual Property Schedule are necessary in connection with the conduct of the Business. Except as provided on the Intellectual Property Schedule, Seller owns the entire right, title and interest in and to, and has the exclusive perpetual royalty-free right to use, the Intellectual Property, free and clear of all Liens. There are no pending or, to Seller's Knowledge, threatened claims against Seller by any Person with respect to any Intellectual Property, or its use. To Seller's Knowledge, no Person is infringing upon nor has any Person misappropriated the Intellectual Property, and to Seller's Knowledge, Seller is not infringing upon the Intellectual Property rights of any other Person.

         (b) Seller owns and has the unrestricted right to use all trade secrets, including know-how, inventions, designs, processes, computer software and documentation for such software and technical data required for or incident to the development, manufacture, operation and sale of all products sold or proposed to be sold by Seller with respect to the Business, free and clear of any Liens, including without limitation, all claims of current and former employees, consultants, officers, and directors of Seller. Kenneth Bagnell and Frank Darmos, who are employees of Seller, have executed acknowledgements regarding confidentiality and proprietary information with respect to the Intellectual Property.

         Section 3.14. Environmental Matters. Except as set forth on Schedule 3.14:

         (a) There are no outstanding or to Seller's Knowledge, threatened actions, claims, proceedings, determinations or judgments by any party, including but not limited to any Governmental Entity, against or involving the Business or the Purchased Assets in any manner arising under any Environmental Law. Seller has not received any notice of, nor to Seller's Knowledge are there any outstanding or threatened orders, determinations or notices of violation issued by any Governmental Entity administering any Environmental Law in connection with ownership of or operation by Seller of the Business or the Purchased Assets which have not been complied with or resolved to the satisfaction of such Governmental Entity.

         (b) The Business is being and has been operated in compliance with all Environmental Laws including, but not limited to, laws relating to all discharges into or onto the soil and/or the ground or surface water, emissions into the ambient air, and generation, accumulation, labeling, transportation, handling, treatment, storage and disposal of waste material or process by-products (including solid, hazardous or toxic waste or hazardous materials or substances, if any) or removal of any existing condition, material or substance. Seller has complied with all notice, record keeping and reporting requirements imposed by any Governmental Entity and any informational requests or demands arising under any Environmental Law with respect to the Business or the Purchased Assets.

         (c) Seller has not released, disposed of or caused or permitted the disposal of any solid waste, hazardous waste, hazardous material or hazardous substance, as such terms are defined by any Environmental Law (the "Controlled Substances") generated by the Purchased Assets or resulting from the operation of the Business upon any of the real properties from which Seller has conducted the Business. Seller has not, directly or indirectly, disposed of Controlled Substances generated by the Purchased Assets or resulting from the operation of the Business off-site in violation of any Environmental Law.

         (d) There are no pending or to Seller's Knowledge, threatened actions, claims, proceedings or judgments against Seller by any present or former officers, agents or employees of Seller alleging or involving personal injury or damage as a result of the violation of any Environmental Law or otherwise involving environmental conditions caused by the Purchased Assets or resulting from the operation of the Business under which such persons were employed nor is there a basis for commencing any such action, claim or proceeding.

         (e) Each of the Purchased Assets has not generated, and is free of all asbestos, asbestos-containing materials, polychlorinated biphenyls, oil and petroleum products, and all Controlled Substances.

         (f) The transactions contemplated by this Agreement are not subject to any environmental transfer act in any jurisdiction in which Seller maintains any tangible personal property or fixtures, or owns, leases, rents or occupies any real property, nor are there any permits or approvals or the transfer of any permits or approvals required by a Governmental Entity for the transactions contemplated by this Agreement.

         Section 3.15. Taxes. With respect to the Purchased Assets or the Business, Seller has paid all Taxes it is required to pay. There are (and as of immediately following the Closing there will be) no Liens on the Purchased Assets relating to or attributable to Taxes.

         Section 3.16. Insurance. The Purchased Assets are insured for Seller's benefit and will continue to be so insured through the Closing, in amounts and against risks that are commercially reasonable.

         Section 3.17. Powers of Attorney. No Person has any power of attorney to act on behalf of Seller in connection with the Business other than such powers to so act as normally pertain to the officers of Seller.

         Section 3.18. Brokers. There are no claims for brokerage commissions, finder's fees or similar compensation arising out of or due to any act of or on behalf of Seller in connection with the transactions contemplated by this Agreement.

         Section 3.19. Statements not Misleading. No representation or warranty of Seller or document furnished by Seller hereunder is false or inaccurate in any material respect or contains or will contain any untrue statement of a material fact or omits or will omit to state any fact necessary to make the statements contained herein or therein not misleading.

         Section 3.20. Product Warranties. Schedule 3.20 sets forth a summary description of the product warranty policies of the Business for the benefit of its customers and distributors for damaged or defective products or any other matter covered by the warranty policies of the Business, along with the product warranty claims experience of the Business for fiscal years 1998, 1999 and 2000. The warranty policies described on Section 3.20 are consistent with the past business practices of the Business and Seller has not made any modifications to such policies within six (6) months of the date hereof.

         Section 3.21. Labor Matters. Seller and Lodge # 354 of District Lodge No. 170 of the International Association of Machinists and Aerospace Workers (the "Union") have executed a settlement agreement dated November 28, 2000 that resolves the Union's claims with respect to the sale of the Purchased Assets.

                                    ARTICLE 4

                     REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer hereby represents and warrants to Seller as follows:

         Section 4.1. Organization and Power of Buyer. Buyer is a limited liability company duly organized and validly existing under the laws of the State of Connecticut. Buyer has all necessary power and authority to own its properties and conduct the business presently being conducted by it, to execute this Agreement and the other agreements and instruments to be executed and delivered by it in connection with this Agreement, to perform its obligations hereunder and under the other agreements and instruments to be executed and delivered in connection with this Agreement, and to consummate the transactions contemplated by this Agreement.

         Section 4.2. Authorization. The execution, delivery and performance of this Agreement and the other agreements and instruments to be executed and delivered in connection with this Agreement by Buyer have been duly authorized and approved by all requisite action on the part of Buyer, and this Agreement and the other agreements and instruments to be executed and delivered in connection with this Agreement constitute the valid and binding obligations of Buyer and are enforceable against Buyer in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, and other similar laws relating to or limiting creditors' rights generally and by equitable principles.

         Section 4.3. No Conflict. The execution and delivery by Buyer of this Agreement or the other documents, agreements or instruments to be executed by Buyer pursuant hereto do not, and the consummation of the transactions contemplated hereby and the compliance with the terms hereof will not, (a) violate any law, judgment, order, decree, statute, ordinance, rule or regulation applicable to Buyer, or any permit, license or approval of any Governmental Entity, (b) conflict with any provision of Buyer's articles of organization or operating agreement, (c) result in any violation of, and will not conflict with, or result in a breach of any terms of, or constitute a default under, any mortgage, instrument or agreement to which Buyer is a party or by which Buyer is bound, or (d) require any notice to, or consent, approval, order or authorization of, or the registration, declaration or filing with, any Governmental Entity or other third party, which, in the case of clause (c) or
(d), would have a material adverse effect on Buyer's ability to consummate the transactions contemplated by this Agreement.

         Section 4.4. Litigation. There is no suit, action or proceeding pending against or affecting Buyer, or the transactions contemplated hereby, nor, to buyer's knowledge, is there any such suit, action or proceeding threatened against Buyer, or any of the employees of Buyer which could reasonably be expected to have a material adverse effect on Buyer. The Buyer is not subject to any order of a Governmental Entity which could materially adversely affect the ability of Buyer to consummate the transactions contemplated hereby.

         Section 4.5. Brokers. There are no claims for brokerage commissions, finder's fees or similar compensation arising out of or due to any act of or on behalf of Buyer in connection with the transactions contemplated by this Agreement.


                                    ARTICLE 5

                                    COVENANTS

         Section 5.1.  Covenants not to Compete.

         (a) Non-Competition. For the Non-Compete Period (as that term is defined below), within the territories in which Buyer conducts its business at Closing, which territories are identified on Schedule 5.1 (the "Territory"), Seller and Owosso Corporation ("Owosso"), along with their respective successors, assigns, parents, subsidiaries, subdivisions and affiliated or related entities (together "Affiliates") shall not, directly or indirectly, without the written authorization of Buyer, engage in competition with Buyer or an Affiliate thereof, in any manner or capacity (e.g., as an advisor, principal, agent, partner, member, officer, director, stockholder, employee, member of any association, or otherwise), in the Business (including the manufacture and sale of timing devices, bell ringing timers, electric time switches and coin meters) as was engaged in by Seller on the Closing Date, including the design, development, manufacture, distribution, marketing, leasing or selling of products, services or systems which are competitive with the products, services or systems being sold, marketed or produced by, or which are under development by, the Business at the time of the Closing or during the Non-Compete Period; provided however, that nothing in this Section 5.1 shall limit (i) Seller from engaging in any other business Seller is engaged in on the Closing Date, or (ii) Owosso or its Affiliates from engaging in any business it or they are engaged in on the Closing Date. Seller, Owosso or its Affiliates shall not own, participate in the ownership of, lend money, guarantee loans, make gifts of money or other property, or otherwise lend financial or other assistance in any form to any Person which is engaged in, or will within the Non-Compete Period engage in, any of the activities prohibited by this Section 5.1.

         (b) Limitation on Covenant. Ownership by Seller, Owosso or its Affiliates, as a passive investment, of less than one percent (1%) of the outstanding shares of capital stock of any corporation listed on a national securities exchange or publicly traded in the over-the-counter market shall not constitute a breach of this Section 5.1.

         (c) Employees. During the Non-Compete Period, Seller, Owosso or its Affiliates shall not, either on its own account or in conjunction with or on behalf of any other Person employ, solicit, entice away or attempt to employ, solicit or entice away from Buyer any Person who is an officer, manager, consultant or employee of Buyer.

         (d) Confidentiality. Seller, Owosso or its Affiliates will not at any time hereafter make use of or disclose or divulge to any Person (other than to officers or employees of Buyer whose province it is to know the same) any information (other than any information properly available to the public or disclosed or divulged pursuant to an order of a court of competent jurisdiction) relating to Buyer or the Business, the identity of the customers and suppliers of Buyer or the Business, or the products, finances, contractual arrangements, business or methods of business of Buyer or the Business and shall use its best endeavors to prevent the publication or disclosure of any such information. Seller and Owosso acknowledge that many of the Purchased Assets are trade secrets which Buyer has purchased and which Seller and Owosso are forever restricted from using or disclosing. If, in connection with the Business, Seller, Owosso or its Affiliates shall have obtained trade secrets or other confidential information belonging to any third party under an agreement which contained restrictions on disclosure by Seller or Owosso, Seller or Owosso will not at any time infringe such restrictions.

         (e) Injunctive Relief. Seller and Owosso acknowledge that any violation of any provision of this Section 5.1 will cause irreparable harm to Buyer, that damages for such harm will be incapable of precise measurement and that, as a result, Buyer will not have an adequate remedy at law to redress the harm caused by such violations. Therefore, in the event of a violation of Section 5.1 by Seller, Owosso or its Affiliates, in addition to its other remedies, Buyer shall be entitled, without the necessity of either proof of actual damage or the posting of a bond, to injunctive relief, including but not limited to an immediate temporary injunction, temporary restraining order and/or preliminary or permanent injunction to restrain or enjoin any such violation. Seller and Owosso acknowledge that any violation of this Section 5.1 will cause Buyer irreparable harm at its principal place of business in the State of Connecticut, and, therefore, Seller and Owosso hereby submit, exclusively for purposes of this Section 5.1 and for no other section of this Agreement, to jurisdiction before any court of record in the State of Connecticut, at Buyer's election, and Seller and Owosso hereby waive any right to raise the question of jurisdiction and venue in any action that Buyer may bring in any such court against Seller or Owosso.

         (f) Severability. Buyer, Seller and Owosso understand and agree that the covenant set forth in this Section 5.1 shall be construed as a series of separate covenants not to compete, one covenant for each country, state and province within the Territory and one for each month of the non-competition period. Should any clause, portion or paragraph of this Section 5.1 be unenforceable or invalid for any reason, such unenforceability or invalidity shall not affect the enforceability or validity of the remainder of this Section
5.1. Should any particular covenant or restriction, including but not limited to the covenants and restrictions of Section 5.1(a), 5.1(c) and 5.1(d), be held to be unreasonable or unenforceable for any reason, including without limitation the time period, geographical area and scope of activity covered by such covenant, then a court may modify any such covenant or restriction in order to give it effect and allow it to be enforced to the greatest extent that would be reasonable and enforceable.

         (g) Acknowledgment. Seller and Owosso acknowledge that this covenant not to compete is a mandatory condition precedent to the Closing of the transactions contemplated by this Agreement, and that, in the absence of the preceding covenant not to compete, Buyer would not have consummated the Closing.

         (h)      Non-Compete Period.

                  (i) The Non-Compete Period shall be five (5) years after the Closing Date or, if five years is deemed unreasonable by a court of competent jurisdiction, then one of the periods of time listed in clause (ii), as ordered by such court.

                  (ii) If ordered by a court of competent jurisdiction, the Non-Compete Period for Seller and Owosso shall be one of the following periods of time as deemed reasonable by such court:

                      (A) four (4) years and six (6) months from the Closing
                          Date;

                      (B) four (4) years from the Closing Date;

                      (C) three (3) years and six (6) months from the Closing
                          Date;

                      (D) three (3) years from the Closing Date;

                      (E) two (2) years and six (6) months from the Closing
                          Date;

                      (F) two (2) years from the Closing Date;

                      (G) one (1) year and six (6) months from the Closing Date;

                      (H) one (1) year from the Closing Date; or

                      (I) six (6) months from the Closing Date.

         Section 5.2. Use of Name "M.H. Rhodes, Inc.". From and after the Closing Date, Seller shall cease to use the name "M.H. Rhodes, Inc." or any similar name in connection with the Business without the prior written consent of Buyer, except that Seller may continue to use the M.H. Rhodes, Inc. name on Seller's existing stock of business forms and checks for a transition period not to exceed nine (9) months from the Closing Date.

         Section 5.3. Transfer of Goodwill and Business. From and after the Closing Date until March 31, 2001, Seller shall, when requested to do so by Buyer, provide commercially reasonable good faith assistance to effectuate a smooth transfer of the Business and goodwill related thereto to Buyer. Such assistance shall include, but not necessarily be limited to, providing Buyer on commercially reasonable terms Seller's computerized data and computer files relating to the operation of the Business in a format that can be utilized by Buyer in its computer system.

         Section 5.4. Expenses; Transfer Taxes. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense. Any sales, use, franchise, conveyance or other transfer Tax which becomes payable by any of the parties to this Agreement as a result of the conveyance and transfer from Seller to Buyer of the Purchased Assets or otherwise as a result of the transactions contemplated hereby and any other transfer or documentary Taxes or any filing or recording fees applicable to such conveyance and transfer shall be paid by Seller, and Seller shall promptly provide Buyer with proof of payment of such Taxes.

         Section 5.5. Taxes. Seller shall be responsible for all Taxes with respect to the Purchased Assets or the Business that accrue or relate to the operation of the Business prior to the Closing Date and Buyer shall be responsible for all Taxes that accrue or relate to the operation of the Business from and after the Closing Date.

         Section 5.6. Public Announcements. Buyer and Seller shall mutually agree on any announcement or correspondence with or to the public or customers, suppliers or employees of Seller about the terms and conditions of this Agreement or the transactions contemplated hereby unless such announcement is required by law in the good faith opinion of counsel and in such a case, the announcing or corresponding party shall notify the other party and provide it in advance with a copy of the public disclosure and a reasonable opportunity to comment on such proposed disclosure.

         Section 5.7. Accounts Payable. Within 45 days of the Closing Date, the Business shall have no outstanding accounts payable liabilities to its trade creditors.


                                    ARTICLE 6

                   CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS

         All obligations of Buyer under this Agreement are subject to the fulfillment, prior to or at the Closing Date, of each of the following conditions, provided that Buyer may waive in writing any condition contained in this Article 6 prior to or on the Closing Date:

         Section 6.1. Representations and Warranties Accurate. All representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects with respect to those representations and warranties qualified as to materiality, and in all respects as to those representations and warranties not so qualified, on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the date of the Closing, except as otherwise specifically contemplated by this Agreement. Seller shall have complied with all covenants and conditions required to be performed or complied with by it prior to or at the Closing Date. Seller shall furnish Buyer with an appropriate certificate to the foregoing effect as of the Closing Date.

         Section 6.2. Opinion of Counsel to Seller. Buyer shall have been furnished with an opinion of counsel to Seller, dated the Closing Date and addressed to Buyer, on the matters set forth in Exhibit A.

         Section 6.3. Litigation Affecting Closing. No action, suit or proceeding shall be pending or, to Seller's Knowledge, threatened by or before any court or Governmental Entity in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby.

         Section 6.4. Instruments of Sale, Etc. Seller shall have executed and delivered to Buyer such instruments of sale, conveyance, transfer and assignment satisfactory to counsel for Buyer as are necessary or desirable to vest in Buyer title to all of the Purchased Assets or to confirm the status of title to the Purchased Assets, including, without limitation, documents sufficient to effectuate the change in Seller's corporate name as required by Section 2.5(c) and the assignment of the Purchased Assets as required by Section 2.5(d).

         Section 6.5. Consents. All authorizations, approvals, permits or consents of any Governmental Entity or third Person necessary for the consummation of the transactions contemplated by this Agreement shall have been duly obtained by Seller in writing, shall be effective on the Closing Date, and shall have been delivered to Buyer, other than authorizations, approvals, permits or consents the failure of which to obtain would not have a Material Adverse Effect.

         Section 6.6. No Material Adverse Effect. There shall not have occurred any event listed in Section 3.11 that would have a Material Adverse Effect or materially adversely affect the Purchased Assets or the Assumed Liabilities.

         Section 6.7. Deliveries at Closing. Seller shall have delivered to Buyer, fully executed by all applicable parties, each of the items specified in
Section 2.5 of this Agreement.

         Section 6.8. Due Diligence. Buyer shall have completed a due diligence review of the Purchased Assets and the Business to its reasonable satisfaction.

         Section 6.9. Disclosure Schedules. Seller shall have provided true and accurate disclosure schedules hereto as of the Closing Date, which shall not contain any material adverse change from the disclosure schedules previously delivered to Buyer, if any.

         Section 6.10. Maintenance of Inventory. Seller shall have maintained its inventory related to the Business, including raw materials, work-in-process and finished goods, at levels consistent with its historical business practices.

         Section 6.11. Advance Recording of Sales. Seller shall not have solicited or accepted advance payments from customers for services or goods which are to be performed or delivered by Buyer subsequent to the Closing Date.

         Section 6.12. Execution by Owosso. This Agreement shall have been executed by Owosso.

         Section 6.13. Termination of Sales Representative Agreements. Seller shall have provided written notice to all of the existing sales representatives of the Business, for which Seller has sales representative agreements currently in force, terminating such agreements within 30 days of the date of such notice.

                                    ARTICLE 7

                  CONDITIONS PRECEDENT TO SELLER'S OBLIGATIONS

         All obligations of Seller under this Agreement are subject to the fulfillment, prior to or at the Closing, of each of the following conditions, provided that Seller may waive in writing any condition contained in this
Article 7 prior to or on the Closing Date:

         Section 7.1. Representations and Warranties Accurate. All representations and warranties of Buyer contained in this Agreement and the other agreements and instruments executed and delivered by Buyer in connection with this Agreement, shall have been true when made and shall be true in all material respects at and as of the Closing Date, except as otherwise specifically contemplated by this Agreement. Buyer shall have performed and complied in all material respects with all covenants and conditions required to be performed or complied with by it prior to or at the Closing Date. Buyer shall furnish Seller with an appropriate certificate to the foregoing effect dated the Closing Date.

         Section 7.2. Litigation Affecting Closing. No action, suit or proceeding shall be pending or threatened by or before any court or Governmental Entity in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby.

         Section 7.3. Consents. All authorizations, approvals, permits or consents of any Governmental Entity or third Person necessary for the consummation of the transactions contemplated by this Agreement shall have been duly obtained by Buyer in writing, shall be effective on the Closing Date, and shall have been delivered to Seller.

         Section 7.4. Deliveries at Closing. Buyer shall have delivered to Seller, fully executed by Buyer, each of the items specified in Section 2.6 of this Agreement, including an amount equal to the Purchase Price.

         Section 7.5. Release of Assumed Liability. Seller shall have received an unconditional release, in form and substance satisfactory to Seller, executed by Joseph Morelli ("Morelli") and his spouse with respect to the retirement benefits set forth on Schedule 1A hereto as granted by Seller to Morelli in that certain employment agreement between Seller and Morelli dated July 1, 1998.


                                    ARTICLE 8

                                 INDEMNIFICATION

         Section 8.1. Indemnification. Seller and Buyer shall hold harmless and indemnify one another from and against any and all liability, loss or damage, including reasonable attorneys' fees and other expenses, resulting from the breach by the indemnifying party of its representations, warranties and covenants under this Agreement or any documents or instruments furnished in connection with the transactions contemplated hereby. Seller shall hold harmless and indemnify Buyer from and against any and all liability, loss or damage, including reasonable attorneys' fees and other expenses, resulting from any activities, occurrences, conditions or obligations of Seller or the Business as operated by Seller that took place or existed on or prior to the Closing Date (other than the Assumed Liabilities), including any liability, loss or damages based upon (a) alleged injuries to persons, property or business by reason of alleged defectiveness, improper design, improper manufacture, malfunction or otherwise, of any product manufactured by the Business, whether known or unknown, currently asserted or arising hereafter, if such claims are based upon or arise out of injuries or other events occurring, or products manufactured, prior to or on the Closing Date; and (b) any liability arising under any Environmental Law whether or not such liability or obligation was disclosed to Buyer. Buyer shall hold harmless and indemnify Seller from and against any and all liability, loss or damage, including reasonable attorneys' fees and other expenses, resulting from any activities, occurrences, conditions or obligations of Buyer or the Business as operated by Buyer that took place or existed after the Closing Date including any liability, loss or damages based upon (i) alleged injuries to persons, property or business by reason of alleged defectiveness, improper design, improper manufacture, malfunction or otherwise, of any product manufactured by the Business, whether known or unknown, currently asserted or arising hereafter, if such claims are based upon or arise out of injuries or other events occurring, or products manufactured, after the Closing Date, (ii) any liability or obligation of the Business with respect to the repair and replacement of products of the Business shipped to customers or distributors prior to the Closing Date, consistent with Seller's warranty policies in existence on the Closing Date, and (iii) any other Assumed Liabilities.

         Section 8.2  Procedures for Indemnification.

         (a) Third Party Claims. Promptly after receipt by Buyer or Seller, as the case may be, of notice of (i) any claim, or (ii) the commencement of any suit, action, investigation or proceeding, Buyer or Seller, as the case may be (the "Indemnified Party"), will, if a claim with respect thereto is to be made against the Seller or Buyer, as the case may be, due to its obligation to provide indemnification hereunder (the "Indemnifying Party"), give the Indemnifying Party written notice of such claim or the commencement of such suit, action, investigation or proceeding, but the failure to provide such notice shall not relieve the Indemnifying Party of any of its obligations hereunder, except to the extent that the Indemnifying Party demonstrates that the defense of such claim, suit, action, investigation or proceeding is materially prejudiced by the Indemnified Party's failure to give such notice. The Indemnifying Party shall have the right, at its option, unless so relieved, to compromise or defend, at its own expense by its own counsel, any such matter involving the asserted liability of the Indemnified Party. In the event that the Indemnifying Party shall undertake to compromise or defend any such asserted liability, it shall promptly notify the Indemnified Party of its intention to do so. The Indemnified Party shall, at the cost and expense of the Indemnifying Party for Indemnified Party's out-of-pocket expenses, cooperate fully with the Indemnifying Party and its counsel in the compromise of, or defense against, any such asserted liability. The Indemnified Party shall have the right to participate in any such defense, contest or other action (x) at its own cost and expense if the Indemnifying Party has assumed and continued the defense thereof and (y) at the cost and expense of the Indemnifying Party if the Indemnifying Party shall have failed to assume or abandoned such defense. The Indemnifying Party shall have the right to control the defense of any such proceeding unless it is relieved of its liability hereunder with respect to such defense by the Indemnified Party. The Indemnified Party retains the right to relieve the Indemnifying Party of its obligation hereunder for indemnification in respect of any claim, suit, action, investigation, or proceeding at any time, including upon notification of the Indemnifying Party's intent to settle. Under no circumstances shall the Indemnified Party compromise or settle any asserted liability without the written consent of the Indemnifying Party (which may not be unreasonably withheld). Under no circumstances shall the Indemnifying Party compromise or settle any asserted liability without the written consent of the Indemnified Party (which may not be unreasonably withheld) unless (1) there is no finding or admission of any violation of any federal, state, local or municipal law, including constitutions, statutes, regulations, administrative orders, court orders or any principle of common law, or any violation of the rights of any Person and no effect on any other claims that may be made against the Indemnified Party, and (2) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party.

         (b) Other Claims. A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is being sought.

         Section 8.3 Limitations on Indemnification. Notwithstanding any provision in this Article 8 to the contrary, no claim for indemnification may be made under any indemnification obligation under this Article 8 unless and until the aggregate of all identifiable claims suffered by the potential indemnified parties exceeds $20,000 and thereafter only for amounts in excess of said $20,000 threshold, except that claims based upon Sections 3.13 and 8.5 of this Agreement shall not be subject to such $20,000 threshold or the limitation contained in the next sentence of this Section 8.3. Notwithstanding the foregoing, except as otherwise specifically provided for in this Section 8.3, neither Buyer nor Seller shall have any indemnification obligation under this
Article 8 that exceeds the Purchase Price.

         Section 8.4. Survival. Except for (a) the covenant contained in Section
5.1 hereof (which shall survive for a period of five (5) years), and (b) the representation and warranty contained in Section 3.21 hereof (which shall not survive the Closing), the representations, warranties and covenants of indemnification contained in this Agreement shall survive the Closing for a period of eighteen (18) months; provided, however, that notwithstanding the foregoing, the representations and warranties under (i) Sections 2.3, 3.2 and
4.2 shall survive the Closing until the expiration of the applicable statute of limitations and (ii) Section 5.5 shall survive the Closing until the expiration of the applicable statute of limitations and six (6) months beyond any extension of the statute of limitations applicable to Section 5.5 agreed to by the taxpayer, regardless of any investigation or due diligence inquiry that may have been made on behalf of the party for whose benefit the representations, warranties and covenants were made.

         Section 8.5 Bulk Sales Laws. Buyer hereby waives compliance by Seller with the provisions of any bulk sales or bulk transfer laws of any jurisdiction in connection with the transaction contemplated hereby and Seller agrees to indemnify Buyer and hold it harmless against any liability, loss or damage arising from claims or demands of whatever nature, including reasonable attorneys' fees incurred in contesting the same, asserted by any present or future creditor of Seller or other Person (including, without limitation, a trustee in bankruptcy or debtor in possession under the U.S. Bankruptcy Code) against Buyer or the Purchased Assets for noncompliance with bulk transfer or sale laws or similar laws which may be applicable to the sale or transfer of the Purchased Assets, including claims made by the State of Connecticut Department of Revenue Services for unpaid sales and use taxes pursuant to Connecticut General Statutes ss. 12-424.

         Section 8.6. Exclusive Remedy. Except for the rights and remedies based on fraud and the remedy of specific performance in the case of the covenant in
Section 5.1 of this Agreement, the indemnification provided pursuant to this
Article 8 shall be the sole and exclusive remedy under this Agreement for any liabilities, losses or damages as a result of, with respect to or arising out of any breach of this Agreement.



                                    ARTICLE 9

                                   TERMINATION

         Section 9.1. Termination Events. This Agreement may by notice given prior to or at the Closing be terminated:

         (a) by Buyer if a material breach of any provision of this Agreement has been committed by Seller, and by Seller if a material breach of any provision of this Agreement has been committed by Buyer, provided that the other party has not waived such breach in writing;

         (b) (i) by Buyer if any of the conditions in Section 6 have not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement) and Buyer has not waived such condition on or before the Closing Date or (b) by Seller if any of the conditions in Section 7 have not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Seller to comply with its obligations under this Agreement) and Seller has not waived such condition on or before the Closing Date;

         (c) by mutual written consent of Buyer and Seller; or

         (d) by Buyer or Seller if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before December 8, 2000, or such later date as the parties may agree upon in writing.

         Section 9.2. Effect of Termination. Each party's right of termination under Section 9.1 is in addition to any other rights it may have under this Agreement or otherwise and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 9.1, all further obligations of the parties under this Agreement will terminate except that the obligations in Sections 5.4 and 10.10 shall survive; provided, however, that if this Agreement is terminated by a party because of the breach of the Agreement by another party or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of another party's failure to comply with its obligations under this Agreement the terminating party's right to pursue all legal remedies will survive such termination unimpaired.


                                   ARTICLE 10

                                  MISCELLANEOUS

         Section 10.1. Notices. All notices, requests, demands and other communications hereunder shall be in writing and delivered personally or sent by overnight delivery, postage prepaid to the addresses set forth below:

         To Buyer:

                  Capewell Components Company, LLC
                  105 Nutmeg Road South
                  South Windsor, CT 06074
                  Attention:  President

         To Seller or Owosso:

                  Owosso Corporation
                  The Triad Building
                  2200 Renaissance Boulevard, Suite 150
                  King of Prussia, PA 19406
                  Attention:  Chief Financial Officer

         Section 10.2. Entire Agreement. This Agreement (including the schedules and exhibits hereto) constitutes the sole understanding of the parties with respect to the subject matter hereof.

         Section 10.3. Counterparts. This Agreement may be executed in two or more counterparts, including by facsimile signature, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         Section 10.4. Further Assurances. Each party shall, at the request of the other party, do and perform or cause to be done or performed all such further acts and furnish, execute and deliver such other documents, instruments, certificates, notices or other further assurances as counsel for the requesting party may reasonably request, from time to time after the Closing Date, to consummate more effectively the transactions contemplated by this Agreement or to vest in Buyer all of Seller's right, title and interest in the Acquired Assets or the Business.

         Section 10.5. Parties in Interest; Assignment. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors and permitted assigns. This Agreement may not be assigned by either party without the prior written consent of the other party, except that after the Closing Date, each party may, without the consent of the other party, assign this Agreement and its rights hereunder to an affiliate or related party of such party. No assignment of this Agreement shall relieve the assigning party of responsibility for the performance of any of its obligations hereunder. Nothing herein is intended to, nor shall it, create any rights in any Person other than the parties hereto and their respective successors and permitted assigns.

         Section 10.6. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Connecticut, without reference to its conflicts of laws principles.

         Section 10.7. Schedules and Headings. All of the schedules and exhibits attached hereto are a part of this Agreement and all of the matters contained therein are incorporated herein by reference. The descriptive headings of the several Articles and Sections of this Agreement are inserted for convenience only and do not constitute part of this Agreement.

         Section 10.8. Amendment. This Agreement may be amended only by the parties hereto by any instrument in writing signed by or on behalf of each of the parties hereto.

         Section 10.9. Waiver. Any term or provision of this Agreement may be waived only in writing by the party or parties who are entitled to the benefits being waived.

         Section 10.10 Confidentiality. Between the date of this Agreement and the Closing Date, Buyer and Seller will maintain in confidence and will use reasonable efforts to cause the directors, officers, partners, employees, agents, and advisors of Buyer and Seller to maintain in confidence and not use to the detriment of another party any written oral or other information obtained in confidence from another party in connection with this Agreement or the transactions contemplated hereby unless (a) such information is already known to such party or to others not bound by a duty of confidentiality, or such information becomes publicly available through no fault of such party, (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the contemplated transactions, or (c) the furnishing or use of such information is required by legal proceedings. If the transactions contemplated by this Agreement are not consummated, each party will return or destroy as much of such written information as the other party may reasonably request.

                                   SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this Annual Report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                 OWOSSO CORPORATION

Date: February 8, 2001           By: /s/ George B. Lemmon, Jr.
                                     -------------------------
                                     George B. Lemmon, Jr., President, Chief
                                     Executive Officer, and Director

                                 By: /s/ John M. Morrash
                                     John M. Morrash, Executive Vice President -
                                     Finance, Chief Financial Officer and
                                     Treasurer and Secretary

         Pursuant to the requirements of the Securities Exchange Act of 1934, this Report has been signed by the following persons on January 26, 2001, in the capacities indicated:

Signature                                     Title

/s/  John R. Reese                           Chairman of the Board and Director
-------------------------------
John R. Reese


/s/ George B. Lemmon, Jr.                    President, Chief Executive Officer,
-------------------------------              and a Director
George B. Lemmon, Jr.


/s/ John M. Morrash                          Executive Vice President - Finance,
-------------------------------              Chief Financial Officer and
John M. Morrash                              Treasurer and Secretary


/s/ Ellen D. Harvey                          Director
-------------------------------
Ellen D. Harvey


/s/ Harry E. Hill                            Director
-------------------------------
Harry E. Hill


/s/ Lowell P. Huntsinger                     Director
-------------------------------
Lowell P. Huntsinger


/s/ Eugene P. Lynch                          Director
-------------------------------
Eugene P. Lynch


/s/ James A. Ounsworth                       Director
-------------------------------
James A. Ounsworth

         IN WITNESS WHEREOF, the parties hereto have duly executed this Asset Purchase Agreement as of the date first above written.


M.H. RHODES, INC.                            CAPEWELL COMPONENTS
                                             COMPANY, LLC


By: /s/ John M. Morrash                      By: /s/ Kenneth W. MacCormac
    ----------------------------                 -------------------------------
    Name: John M. Morrash                        Name: Kenneth W. MacCormac
    Title: Secretary/Treasurer                   Title: President



     Owosso Corporation, the sole shareholder of Seller, hereby guarantees all obligations and performance requirements of Seller hereunder, except with respect to Seller's obligations in Section 5.3 of this Agreement, and agrees to be bound by the applicable provisions of Section 5.1 of this Agreement.


                                            OWOSSO CORPORATION


                                            By: /s/ John M. Morrash
                                                --------------------------------
                                                Name:  John M. Morrash
                                                Title: Executive Vice President-
                                                       Finance, Chief Financial
                                                       Officer, Treasurer and
                                                       Secretary